                              EMPLOYMENT AGREEMENT

        THIS AGREEMENT (the "Agreement") is made and entered into as of this 3rd day of February 1995, and effective as of November 1, 1994 (the "Effective Date"), by and between Waxman Consumer Products Group Inc. (the "Company"), and Laurence Waxman ("Executive").


                             W I T N E S S E T H :

        WHEREAS, Executive has been employed by the Company, or its predecessor, for more than 15 years, and is currently the President of the Company;

        WHEREAS, Executive possesses an intimate knowledge of the business and affairs of the Corporation, its policies, records, personnel and business relationships;

        WHEREAS, the Company desires to continue to employ Executive, and Executive is willing to continue to be employed by the Company upon the terms and subject to the conditions in this Agreement;

        NOW THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties agree as follows:

        1. Employment. The Company hereby employs Executive and Executive hereby accepts employment with the Company for the Term (as defined in Section 2 below) of this Agreement, in the position and with the duties and responsibilities set forth in Section 3 below and upon the other terms and subject to the conditions hereinafter stated.

        2.  Term.
        The initial term (the "Initial Term") of this Agreement shall commence on the Effective Date and shall continue until the fifth anniversary of the Effective Date (the "Initial Expiration Date"); provided, however, that this Agreement at all times shall be subject to earlier termination in accordance with the provisions hereof. On the Initial Expiration Date and each anniversary of the Initial Expiration Date, the term of this Agreement automatically shall be extended for an additional one year term (the "Extended Term") unless either party hereto shall have provided written notice to the other party hereto of its, or his, intent not to extend this Agreement not less than one year prior to the end-of-the-Initial Term or the Extended Term, as the case may be. For purposes of this Agreement, "Term" means the Initial Term and, if so extended, the Extended Term.

        3.   Position, Duties and Responsibilities.

        3.1 Position, Duties and Responsibilities. During the Term, Executive shall serve as the President of the Company, and shall be responsible for the duties attendant to such office, which duties will be generally consistent with his position as an executive officer of the Company and which will generally utilize his experience with the Company prior to the date hereof, and such other managerial duties and responsibilities with the Company, its affiliates, subsidiaries or divisions as may be assigned by the Board of Directors of the Company (the "Board") and agreed to by Executive. Executive will report directly to the Chairman of the Board and the Board and, while the Company is a subsidiary of Waxman Industries, Inc. ("Waxman"), to the Co-Chairman of the Board and Co-Chief Executive Officers of Waxman. The Company intends that Executive will continue to be elected to and serve as a member of the Board. Executive shall also serve as an officer and/or member of the Board of Directors of any subsidiary or affiliate of the Company, if the Board should so request. Executive's duties shall be performed principally at the Company's executive offices which are located in the Cleveland Metropolitan Area (as defined below), and Executive shall not be required to perform duties which would necessitate changing his present residence, unless Executive otherwise agrees in writing. For purposes of this Agreement, the term "Cleveland Metropolitan Area" shall encompass the City of Cleveland and the territory within fifty miles from that city in any direction. The Company will promptly pay (or reimburse Executive for) all reasonable moving expenses incurred by Executive relating to a change of Executive's residences in connection with any such relocation to which Executive has consented. In connection with any such change of residences, the Company shall, at the request of Executive, purchase from Executive the residence which he is required to vacate; provided, however, that such request must be made within six months of his commencement of full-time employment at the Company's relocated executive offices. The purchase price of such residence shall be the average of the appraisals rendered by two appraisers retained by the Company, one of whom shall be selected by Executive. Executive acknowledges and agrees that, in connection with his employment hereunder, he may be required to travel on behalf of the Company. To the extent that any Executive relocation benefit program maintained by the Company, in which Executive is entitled to participate, is more favorable to Executive than the provisions of this Agreement with respect to relocation, Executive shall be entitled to such additional relocation benefits.

        3.2 Services to be Provided. During the Term, Executive shall devote all of his working time, attention and energies to the affairs of the Company and its subsidiaries, affiliates and divisions and use his best efforts in the performance of his duties to promote its and their best interests; provided, however, that nothing herein shall preclude Executive from


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(i) serving on the boards of directors of a reasonable number of other corporations, trade associations or charitable organizations, (ii) engaging in charitable activities and community affairs or (iii) managing his personal investments and affairs; provided, however, that such activities do not interfere with the performance of Executive's duties under the Agreement.

        4.  Salary

        4.1 Base Salary. During the Term, Executive shall be paid a base salary (the "Base Salary"), payable in equal installments at such intervals as the other executive officers of the Company are paid but not less often than bi-weekly, at an annual rate of two hundred thousand dollars ($200,000) until the first anniversary of the Effective Date. For each succeeding year during the Term, the annual rate of the Base Salary shall be increased by an amount equal to six percent (6%) of the Base Salary in effect for the preceding year.

        4.2 Annual Cash Bonus. During the Term, Executive shall participate in any bonus/incentive compensation programs available to senior executive officers of the Company as may be adopted by the Company, including the 1994 Waxman Consumer Products Group Inc. Bonus Program. Executive shall be entitled to receive a bonus pursuant to this Section 4.2 of not less than $50,000 with respect to the Company's fiscal year ending June 30, 1995.

        4.3 Equity Opportunity. During the Term, Executive shall be eligible for stock option grants and similar awards under existing plans of the Company (and, if applicable, under existing plans of Waxman), and under any future plans adopted and administered by the Board in which executive officers of the Company are entitled to participate.

        5.  Employee Benefits.

        5.1 Benefit Programs. During the Term, Executive shall participate with other members of senior management of the Company in any pension, profit-sharing, stock option or similar plan or program of the Company now existing or established hereafter for the benefit of its employees or senior executives of the Company or its subsidiaries generally, to the extent that he remains eligible under the general provisions thereof. Executive shall also be entitled to participate in any group insurance, hospitalization, medical, health and accident, disability or similar or nonsimilar plan or program of the Company now existing or established hereafter for the benefit of its employees or senior executives of the Company and its subsidiaries generally, to the extent that he is eligible under the general provisions thereof.

        5.2 Automobile. During the Term, the Company shall provide Executive with an automobile (BMW 500 series or comparable automobile), such automobile to be not more than three years old, to be used by him in connection with the Company's business; and


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
shall be responsible for all reasonable costs of repairing, maintaining and insuring such automobile.

        5.3 Medical Expense Reimbursement. During the Term, in addition to the benefits to be provided to Executive pursuant to Section 5.5 hereof, Executive shall be entitled to reimbursement for expenses not reimbursed by insurance or otherwise for "medical care" (as such term in defined in Section 213 of the Internal Revenue Code of 1986, as amended) for himself and his immediate family; provided, however, that such reimbursement shall not exceed $5,000 per annum.

        5.4 Insurance. During the Term, the Company, at its sole expense, shall purchase and maintain (a) a life insurance policy on the life of Executive in the amount of $100,000, the beneficiary or beneficiaries of which shall be designated by Executive, and (b) a long-term disability insurance policy which shall provide that, upon the occurrence of a "disability" as defined in such disability insurance policy, Executive shall be entitled to long-term disability benefits each year thereafter in an amount equal to the lesser of
(x) 70% of Base Salary and (y) $15,000 per month. In addition, the Company shall pay $12,500 per annum with respect to the split-dollar life insurance program of which Executive is the named insured which is in effect on the Effective Date of this Agreement.

        5.5 Vacation; Personal Days. During the Term, Executive shall be entitled to four (4) weeks annual vacation with pay during each year of his employment hereunder provided that the vacation days taken do not interfere with the operations of the Company. Such vacation may be taken, in Executive's discretion, at such time or times as are not inconsistent with the reasonable business needs of the Company. Executive shall not be entitled to any additional compensation in the event that Executive, for whatever reason, fails to take such vacation during any year of his employment hereunder; provided however, that Executive shall be entitled to take up to an additional two week vacation with pay during any year if, and to the extent, that Executive did not take such vacation days in the immediately preceding year. Executive shall also be entitled to all paid holidays given by the Company to its executives. Executive shall also be entitled to such additional time off with pay as is necessary for the observance of all religious holidays which are observed by Executive.

        5.6 Other Perquisites. During the Term, the Company shall pay the dues, and other membership costs, incurred by Executive for his continuing membership in the Beechmont Country Club.

        6. Expenses. The Company shall reimburse Executive upon presentation of appropriate vouchers or receipts and in accordance with the Company's expense reimbursement policies, for all reasonable expenses incurred by Executive in connection with the performance of his duties under this Agreement.


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        7.   Consequences of Termination of Employment.

        7.1 Death. In the event of the death of Executive during the Term, Executive's employment hereunder shall be terminated as of the date of his death and Executive's designated beneficiary, or, in the absence of such designation, the estate or other legal representative of Executive (collectively, the "Estate"), shall be paid within thirty (30) days of Executive's death, an amount equal to the sum of Executive's unpaid Base Salary through the month in which Executive's death occurred.

        7.2 Disability. In the event Executive shall be unable to render the services or perform his duties hereunder by reason of illness, injury or incapacity (whether physical, mental, emotional or psychological) for a period of either (i) one hundred eighty (180) consecutive days or (ii) two hundred seventy (270) days in any consecutive three hundred sixty-five day period (either of such events shall constitute a "Disability" for purposes of this Agreement), the Company shall have the right to terminate this Agreement by giving ten (10) days prior written notice to Executive. If Executive's employment hereunder is so terminated, (i) Executive shall be paid within thirty
(30) days of Executive's termination (x) any unpaid Base Salary through the month in which the termination occurred and (y) an amount equal to the product of (1) the bonus, if any, paid to Executive pursuant to Section 4.2 hereof with respect to the fiscal year immediately preceding the year in which Executive's employment is terminated pursuant to this Section 7.2 and (2) a fraction, the numerator of which is the number of days during which the Executive rendered services and performed his duties hereunder during the fiscal year in which his employment hereunder is terminated and the denominator of which is 365 and
(ii) the Company shall continue to provide to, or for the benefit of, Executive, during the twelve consecutive months period commencing on the date of termination of Executive's employment hereunder, the benefits provided to Executive pursuant to Sections 5.1, 5.2, 5.3 and 5.4 hereof, to the extent such continued participation is permitted in accordance with the applicable benefit plans. The amount provided for above shall be reduced by any disability benefits received by Executive with respect to the period prior to his termination. Notwithstanding the foregoing provisions of this Section 7.2, Executive shall be entitled to receive the Base Salary from the date his employment hereunder is terminated pursuant to Section 7.2 until the date upon which Executive commences receiving payments of disability benefits under the disability benefit programs maintained by the Company (the "Disability Payment Commencement Date"). Within thirty (30) days of the Disability Payment Commencement Date, Executive shall repay to the Company the full amount of all Base Salary paid to Executive during the period commencing on the date his employment hereunder was terminated pursuant to this Section 7.2 and ending on the Disability Payment Commencement Date.

        7.3 Termination of Employment of Executive by the Company for Cause. In the event Executive is terminated for Cause (as defined below), Executive shall be paid his Base Salary and benefits in accordance with the Company's plans through the date of


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
termination. The term "Cause," as used herein, shall mean (a) Executive's willful misconduct or gross neglect in the performance of his duties hereunder which in either case has resulted, or is likely to result, in material economic damage to the Company, (b) the material breach of this Agreement by Executive which has resulted, or is likely to result, in material economic damage to the Company or (c) the conviction of Executive of a felony which constitutes a crime of moral turpitude. For purposes of this Section 7.3(a), no act, or failure to act, on Executive's part, will be considered "willful" unless done or omitted to be done by him not in good faith and without a reasonable belief that his action or omission was in furtherance of the Company's business.

        Termination of employment of Execution pursuant to this Section 7.3 shall be made by delivery to Executive of a letter from the Board or the Chairman of the Board generally setting forth a description of the particulars of the conduct which provides the basis for a termination of employment of Executive for Cause. Within ten business days of Executive's receipt of such letter, Executive shall be provided an opportunity, together with his counsel, to present and discuss the matter with the Board. Following such preceding, the Board may, by majority vote of the full Board (without counting Executive) terminate the employment of Executive for Cause.

        7.4 Termination of Employment by the Company Other than for Cause, Death or Disability. Executive's employment hereunder also may be terminated at the election of the Company other than for Cause, death or Disability; provided, however, in the event Executive's employment is terminated other than for Cause, death or Disability, all of the remaining payments due hereunder would be accelerated and Executive shall be entitled to a lump sum payment in an amount equal to the amount of his full compensation pursuant to Section 4 hereof for a period equal to the remainder of the Term. Such payment shall be made within thirty (30) days of the effective date of the termination of Executive's employment under this Agreement.

        7.5  Termination of Employment by Executive for Good Reason.

        In the event Executive terminates his employment hereunder for Good Reason (as defined below), Executive shall receive in a lump sum payment an amount equal to the sum of (i) his Base Salary, (as such Base Salary would have been adjusted pursuant to Section 4.1 hereof during the remainder of the Term), for a period equal to the greater of (w) the remainder of the Term of this Agreement or (x) two years, and (ii) the product of (y) the average of the bonus compensation paid to Executive with respect to the three years preceding the year in which Executive terminates his employment for a Good Reason, whether or not such years are part of the Term, multiplied by (z) the greater of (A) the number of years (and portions thereof calculated to the nearest tenth) remaining in the term of this Agreement, and (B) two years. The term "Good Reason" for purposes of this Section 7.5 only shall mean (i) the Company shall have materially breached the provisions of this Agreement which breach shall continue for at least 30 days (except that the termination of Executive's employment by


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
the Company pursuant to Sections 7.2, 7.3 or 7.4 shall not be deemed a breach of this Agreement provided that the Company shall otherwise be in compliance with the terms of this Agreement), (ii) the assignment to Executive by the Board and/or Chairman of the Board of duties materially inconsistent with Executive's position (including status, corporate office, title or reporting responsibility), authority, duties or responsibilities as contemplated by
Section 3 of this Agreement, or any action by the Board or Chairman of the Board which results in a material diminution of the position, authority, duties or responsibilities of Executive as contemplated by Section 3 of this Agreement or (iii) the Company shall have materially reduced the benefits and/or perquisites provided to Executive pursuant to Section 5.1 hereof, unless all members of senior management of the Company are similarly affected.

        7.6 Termination of Employment by Executive Other than for Good Reason. Executive's employment hereunder also may be terminated at the election of Executive other than for Good Reason, in which case Executive shall be limited to the same rights and benefits as provided herein in connection with a termination of this Agreement by the Company for Cause.

        7.7 Payments and Benefits. Any payments or benefits payable to Executive hereunder in respect of any year during which Executive is employed by the Company for less than the entire such year, unless otherwise provided in the applicable plan or arrangement or this Agreement, shall be prorated in accordance with the number of days in such year during which he is so employed.

        8.  Confidential Information.

        8.1 Executive hereby acknowledges that, in the course of his employment by the Company, he has had and will have access to secret and confidential information which relates to or affects all aspects of the business and affairs of the Company, its subsidiaries, affiliates or divisions (individually, a "Company Affiliate" and collectively, the "Company Affiliates"), and which are not available to the general public ("Confidential Information"). Without limiting the generality of the foregoing, Confidential Information shall include information relating to inventions (including, without limitation, Inventions), developments, specifications, technical and engineering data, information concerning the filing or pendency of patent applications, business ideas, trade secrets, products under development, production methods and processes, sources of supply, marketing plans, and the names of any customers or prospective customers or of any persons who have or shall have traded or dealt with the Company. Accordingly, Executive agrees that, except as required by the performance of his duties hereunder, he will not, at any time directly or indirectly, disclose or furnish, or negligently permit to be disclosed or furnished, any Confidential Information to any person, firm, corporation or other entity without the express prior written consent of (x) the Company and
(y) with respect to Confidential Information relating to Waxman and its affiliates (other than the Company and its subsidiaries), Waxman.


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
        8.2 Executive hereby acknowledges and agrees that any and all models, prototypes, notes, memoranda, notebooks, drawings, records, plans, documents or other material in physical form which contain or embody Confidential Information and/or information relating to Inventions and/or information relating to the business and affairs of any Company Affiliate, and/or the substance thereof, whether created or prepared by Executive or by others ("Confidential Materials"), which are in Executive's possession or under his control, are the sole property of the Company. Accordingly , Executive hereby agrees that, upon the termination of his employment with the Company, whether pursuant to this Agreement or otherwise, or at the Company's earlier request, Executive shall return to the Company all Confidential Materials and all copies thereof in his possession or under his control and shall not retain any copies of Confidential Materials.

        9.  Non-Competition.

        9.1 Executive agrees that he shall not, so long as he shall be employed by any Company Affiliate in any capacity (whether pursuant to this Agreement or otherwise) directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control or be employed by or connected in any manner with, any business, firm or corporation which is or may be in competition, directly or indirectly, with the business of any Company Affiliate without the express written consent of (x) the Company and (y) if the activity or proposed activity affects, or may affect, Waxman or any of its affiliates (other than the Company or its subsidiaries), Waxman; provided, however, that if the Company is no longer a subsidiary of Waxman and if, at the time the Company ceases being a subsidiary of Waxman, the Company and/or any entity then affiliated with the Company was in competition, directly or indirectly, with any Company Affiliate (other than the Company and its subsidiaries), then Executive may continue his then current duties with the Company and/or any entity then affiliated with the Company to the extent and only to the extent that such duties do not support or facilitate an increase in the level of competition between the Company and/or any entity then affiliated with the Company, on the one hand, and any Company Affiliate (other than the Company and its subsidiaries), on the other hand, from that which existed at the time the Company ceased being a subsidiary of Waxman. The Company acknowledges that its current business activities do not compete with the current business activities of any other Company Affiliate.

        9.2 Executive agrees that for a period commencing on the effective date of the termination of his employment with the Company (for any reason whatsoever) and concluding upon the earlier to occur of (a) twenty four (24) months after such termination date and (b) the date subsequent to such termination date upon which the Company is in material breach of any material provision of this Agreement (provided that Executive notifies the Company in writing of such breach and the Company does not cure such breach within ten
(10) days of the receipt of such notice from Executive), Executive shall not directly or indirectly, own, manage, operate, control or participate in the ownership, management,


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
operation or control, or be employed by or connected in any manner with, any business, firm or corporation which is engaged in any business activity competitive, directly or indirectly, with the business of any Company Affiliate as such businesses are constituted on the effective date of the termination of Executive's employment with the Company, including, for these purposes, any business with respect to which, at the termination of his employment, Executive was aware that there was a bona fide intention on the part of any Company Affiliate to engage in the future and with respect to which such Company Affiliate had formulated plans to engage in the future (a "Prospective Business Activity"), without the express prior written consent of (w) the Company and
(x) if the activity or proposed activity affects, or may affect, Waxman or any of its affiliates (other than the Company or its subsidiaries), Waxman. For purposes of this Section 9.2, (y) only businesses of a Company Affiliate in which Executive is engaged or with respect to which Executive has access to Confidential Information shall be included within the scope of this Section 9.2 and (z) if any Company Affiliate does not in fact engage in a Prospective Business Activity within one year of the date of the termination of Executive's employment hereunder, then such Company Affiliate shall be deemed not to have had a bona fide intention to engage in such Prospective Business Activity.

        9.3 Anything to the contrary herein notwithstanding, the provisions of this Section 9 shall not be deemed violated by the purchase and/or ownership by Executive of shares of any class of equity securities (or options, warrants or rights to acquire such securities, or any securities convertible into such securities) (x) of the Company or Waxman (or any successor thereto), (y) representing (together with any securities which would be acquired upon the exercise of any such options, warrants or rights or upon the conversion of any other security convertible into such securities) five percent (5%) or less of the outstanding shares of any such class of equity securities of any issuer whose securities are traded on a national securities exchange or listed by NASDAQ, the National Quotation Bureau Incorporated or any similar organization; provided, however, that Executive shall not be otherwise connected with or active in the business of the issuers described in this Section 9.3 or (z) of any entity which is then employing Executive.

        10. Remedy For Breach. Executive hereby acknowledges that in the event of any breach or threatened breach by him of any of the provisions of Sections 8 or 9 of this Agreement, the Company and the Company Affiliates would have no adequate remedy at law and could suffer substantial and irreparable damage. Accordingly, Executive hereby agrees that, in such event, the Company and the Company Affiliates shall be entitled, and notwithstanding any election by the Company and such Company Affiliates to claim damages, to obtain a temporary and/or permanent injunction (without proving a breach therefor) to restrain any such breach or threatened breach or to obtain specific performance of any such provisions, all without prejudice to any and all other remedies which the Company and the Company Affiliates may have at law or in equity.

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
        11. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered personally or sent by registered or certified mail (return receipt requested), postage prepaid, or by telecopy (immediately followed by telephone confirmation of delivery of such telecopy with the intended recipient of such notice and by notice in writing sent promptly by registered or certified mail as provided above) to the parties to this Agreement at the following addresses or at such other address for a party as shall be specified by like notice:

        To the Company:   Waxman Consumer Products Group Inc.
                          24455 Aurora Road
                          Bedford Heights, OH  44146
                          Telephone:  (216) 439-1830
                          Telecopy:
                          Attention:  Chairman of the Board

        With copies to:   Scott M. Zimmerman, Esq.
                          Shereff, Friedman, Hoffman
                           & Goodman
                          919 Third Avenue
                          New York, New York  10022
                          Telephone:  (212) 758-9500
                          Telecopy:  (212) 758-9526

        To Waxman:        Waxman Industries, Inc.
                          24460 Aurora Road
                          Bedford Heights, Ohio  44146
                          Telephone:  (216) 439-1830
                          Telecopy:  (216) 439-8678
                          Attention:  President

        With copies to:   Scott M. Zimmerman, Esq.
                          Shereff, Friedman, Hoffman
                           & Goodman
                          919 Third Avenue
                          New York, New York  10022
                          Telephone:  (212) 758-9500
                          Telecopy:  (212) 758-9526

        To Executive:     Laurence Waxman
                          25085 Penhurst Drive
                          Beechwood, Ohio  44122


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
                        Telephone: (216) 591-0409

        With a Copy to: Marc H. Morgenstern
                        Kahn, Kleinman, Yanowitz & Arnson Co., L.P.A. The Tower at Erieview
                        Suite 2600
                        Cleveland, Ohio 44114-1824
                        Telephone: (216) 696-3311
                        Telecopy:  (216) 696-1109

        All such notices and communications shall be deemed to have been received on the date of personal delivery, on the date that the telecopy is confirmed as having been received or on the third business day after the mailing thereof, as the case may be.

        12. Entire Agreement. This Agreement contains the entire agreement between the parties hereto with respect to the employment matters contemplated herein and supersedes all prior agreements or understandings among the parties related to such employment matters.

        13. Binding Effect: Third Party Beneficiaries. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns and upon Executive. "Successors and assigns" shall mean, in the case of the Company, any successor pursuant to a merger, consolidation, or sale, or other transfer of all or substantially all of the assets of the Company. The parties hereto agree that Waxman and each of its affiliates (other than the Company) are third party beneficiaries of the obligation of Executive contained in Sections 8, 9 and 10, and shall be entitled to enforce the provisions thereof as if each were a party to this Agreement.

        14. No Assignment. Except as contemplated by Section 13 above, this Agreement shall not be assignable or otherwise transferable by either party.

        15. Amendment or Modification: Waiver. No provision of this Agreement may be amended or waived unless such amendment or waiver is authorized by the Chairman of the Board or the Board and is agreed to in writing, signed by Executive and by an officer of the Company thereunto duly authorized; provided further that Sections 8, 9 and 10 hereof may not be amended or modified except by prior written consent of Waxman. Except as otherwise specifically provided in this Agreement, no waiver by either party hereto of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar provision or condition at the same or at any prior or subsequent time.


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
        16. Fees and Expenses. The Company will reimburse Executive for the reasonable attorney's fees incurred by him in connection with the negotiation and preparation of this Agreement. If either party institutes any action or proceedings to enforce any rights the party has under this Agreement, or for damages by reason of any alleged breach of any provision of this Agreement, or for a declaration of each party's rights or obligations hereunder or to set aside any provision hereof, or for any other arbitral or judicial remedy, each party shall be responsible for its own costs and expenses incurred thereby, including but not limited to, attorneys' fees and disbursements.

        17. Governing Law: Arbitration. The validity, interpretation, construction, performance and enforcement of this Agreement shall be governed by the internal laws of the State of Ohio, without regard to its conflicts of law rules. Any controversy or claim arising out of or relating to this Agreement, shall be settled by arbitration in accordance with the rules of the American Arbitration Association, and judgment upon such award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The arbitration shall be held in Cleveland or such other place as may be agreed upon at the time by the parties to the arbitration.

        18. Titles. Titles to the Sections and subsections in this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the title of any Section.

        19. Counterparts. This Agreement may be executed in one or more counterparts, which together shall constitute one agreement. It shall not be necessary for each party to sign each counterpart so long as each party has signed at lease one counterpart.

        20. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms and provisions of this Agreement in any other jurisdiction.

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